STEPHEN K. GRIESSEL

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated May 14, 2009, is entered into between American Rental Management Company, a Delaware corporation (the “Company”) American Community Properties Trust, a Maryland real estate investment trust (the “Parent”), and Stephen K. Griessel (the “Executive”).  Certain capitalized terms used herein shall have the respective meanings ascribed to them in Section 6 and Section 11 hereof.  This Agreement amends and restates that certain Employment Agreement, dated as of October 1, 2008, by and between the Parent and Executive (the “Old Agreement”).

WHEREAS, the Parent and Executive previously entered into the Old Agreement; and

WHEREAS, the Company is a wholly owned subsidiary of the Parent; and

WHEREAS, the Parent is a holding company that does not itself have employees, and, when the Parent and Executive entered into the Old Agreement, the Parent and Executive intended that the Company also be a party to the Old Agreement, and serve as the employer of Executive thereunder; and

WHEREAS, the Parent, Executive and the Company now wish to amend and restate the Old Agreement to reflect the actual intent of the parties regarding the Company’s capacity as employer of Executive.

Accordingly, the parties hereto agree as follows:

1.           Term.  The Company hereby employs Executive, and Executive hereby accepts such employment for an initial term commencing on the date hereof and ending on October 1, 2011, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 hereof (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).  If either the Company or Executive does not wish to renew this Agreement when it expires at the end of the initial or any renewal Term hereof as hereinafter provided, or if either the Company or Executive wishes to renew this Agreement on different terms than those contained herein, it or he shall give written notice in accordance with Section 9.4 below of such intent to the other party at least ninety (90) days prior to the then-current expiration date.  In the absence of such notice, this Agreement shall be renewed automatically on the same terms and conditions contained herein for a term of one (1) year following such expiration date. The parties expressly agree that the designation of a Term and the renewal provisions in this Agreement do not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided.

2.           Duties.  Executive shall faithfully perform for the Company the duties of Chief Executive Officer and shall perform such other duties consistent with his position of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Parent’s Board of Trustees (the “Board”) (including the performance of services for, and serving on the Board of Directors of, any subsidiary or affiliate of the Parent or the Company without any additional compensation).  In addition, for so long as Executive remains Chief Executive Officer of the Company, the Board shall appoint him to serve as the Chief Executive Officer of the Parent and shall nominate him as a member of the Board and shall use its best efforts to cause his election as a member of the Board.  Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit Executive from performing such personal, investment and charitable activities as do not materially and adversely interfere with the Executive’s performance of his duties for the Company and the Parent.  The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board (the “Compensation Committee”).

3.           Compensation.

3.1           Salary.  The Company shall pay the Executive during the Term an Annual Salary at the rate of five hundred fifty thousand dollars ($550,000) per annum (the “Annual Salary”), payable semi-monthly and subject to regular deductions and withholdings as required by law.  The Annual Salary may be increased by an amount as may be approved by the Compensation Committee.  Upon any increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement.

3.2           Annual Cash Incentive.  Executive shall be provided by the Company with an opportunity to earn an Annual Cash Incentive, subject to regular deductions and withholdings as required by law, based upon the achievement of individual and objective annual performance criteria established by the Compensation Committee, subject to approval by the Board.  The threshold amount of such Annual Cash Incentive shall be twenty percent (20%) of the Executive’s Annual Salary; the base amount of such Annual Cash Incentive shall be forty percent (40%) of the Executive’s Annual Salary; and the maximum amount of such Annual Cash Incentive shall be sixty percent (60%) of the Executive’s Annual Salary.  The Annual Cash Incentive will be paid within two and one-half (2½) months after the end of the calendar year to which the Annual Cash Incentive relates.

3.3           Relocation Bonus.  To the extent not already paid under the Old Agreement, the Company shall pay the Executive two hundred forty four thousand dollars ($244,000), payable in monthly installments through October 2009 and subject to regular deductions and withholdings as required by law, with such monthly installments to commence within thirty days of his execution of this Agreement.  If the Executive’s house located at 6 Montilla Place, Palm Coast, FL 32137 (the “Property”) has not been sold by October 1, 2009, the Company shall pay the Executive fifteen thousand four hundred sixteen dollars and sixty six cents ($15,416.66) each month thereafter, for a period not to exceed twelve (12) months, if during such month the Executive has not sold the Property,  subject to regular deductions and withholdings as required by law.  The Executive shall not be eligible for any Annual Cash Incentive for a period as to which he receives a Relocation Bonus.

3.4           Benefits – In General.  Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company and the Parent generally, on the same terms as may be applicable to such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs.  In addition thereto, the Company shall reimburse Executive for all premiums paid by him pursuant to life and disability insurance policies maintained by Executive immediately prior to the effective date hereof, maintained in substantially the same form as of the effective date hereof, for so long as Executive maintains such policies (the “Executive Specific Benefits”).

3.5           Vacation.  During the Term, Executive shall be entitled to vacation of twenty five (25) working days per year.  Unused vacation will carry over from year-to-year in accordance with the terms of any Company policy.

3.6           Membership Dues.  The Company shall pay or reimburse Executive for his dues to the Young Presidents Organization.

3.7           Vehicle Allowance.  The Company shall pay or reimburse the Executive for an aggregate amount of one thousand dollars ($1,000) per month for all reasonable expenses incurred in the operation and maintenance of an automobile.

3.8           Legal Fees.  To the extent not already paid under the Old Agreement, the Company shall pay or reimburse the Executive for an aggregate amount of up to fourteen thousand dollars ($14,000) for all attorney’s fees incurred by the Executive in connection with the negotiation and execution of this Agreement.

3.9           Expenses.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket business expenses, determined in accordance with the policies applicable to senior executives of the Company and the Parent generally, actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company and the Parent generally.

3.10         Equity Awards.  To the extent not already granted under the Old Agreement, the Parent to grant Executive an award of three hundred sixty three thousand seven hundred forty three (363,743) restricted common shares of beneficial interest.  Such shares shall be awarded pursuant to, and shall vest in accordance with, an award agreement granted under the Parent’s equity incentive plan and approved by the Compensation Committee, subject to approval by the Board, with such award remaining subject to approval by the Company’s shareholders at the Company’s annual meeting; provided, however, that fifty percent (50%) of any such award will be subject to time vesting, vesting twenty percent (20%) on each anniversary of the date of grant, and fifty percent (50%) of any such award shall be subject to performance vesting over a period not to exceed five years.

4.           Termination Due to Death or Disability.

                4.1           Death.  In the event of Executive’s death which results in the termination of Executive’s employment, the Term will terminate, all obligations of the Company, the Parent and Executive under Sections 1 through 3 hereof will immediately cease except for obligations which expressly continue after death, and the Company will pay Executive’s beneficiary or estate, and Executive’s beneficiary or estate will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)
All equity awards that provide for the vesting of such awards solely on the basis of time that are held by Executive at termination shall become vested and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; and

(iii)	All other rights under any other compensatory or benefit plan shall be governed by such plan.

4.2           Disability.  The Company may terminate the employment of Executive hereunder due to the Disability (as defined in Section 6.4 hereof) of Executive.  Upon termination of employment, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 hereof will immediately cease except for obligations which expressly continue after termination of employment due to Disability, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)
All equity awards that provide for the vesting of such awards solely on the basis of time that are held by Executive at termination shall become vested and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(iii)	Disability benefits shall be payable in accordance with the Company’s plans, programs and policies; and

(iv)	All other rights under any other compensatory or benefit plan shall be governed by such plan.

4.3           Other Terms of Payment Following Death or Disability.  Nothing in this Section 4 shall limit the benefits payable or provided in the event Executive’s employment terminates due to death or Disability under the terms of plans or programs of the Company more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 4, including plans and programs adopted after the date of this Agreement.  Subject to Section 5.6 hereof, amounts payable under this Section 4 following Executive’s termination of employment will be paid as promptly as practicable after such termination of employment, and, in any event, within 2 ½ months after the end of the year in which employment terminates.

5.           Termination of Employment For Reasons Other Than Death or Disability.

5.1         Termination by the Company for Cause.  The Company may terminate the employment of Executive hereunder for Cause (as defined in Section 6.1 hereof) at any time.  At the time Executive’s employment is terminated for Cause, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 hereof will immediately cease, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination; and

(ii)	All other rights under any other compensatory or benefit plan shall be governed by such plan.

5.2           Termination by Executive Other Than For Good Reason.  Executive may terminate his employment hereunder voluntarily for reasons other than Good Reason (as defined in Section 6.5 hereof) at any time upon at least 30 days written notice to the Company.  An election by Executive not to extend the Term pursuant to Section 1 hereof shall be deemed to be a termination of employment by Executive for reasons other than Good Reason at the date of expiration of the Term.  At the time Executive’s employment is terminated by Executive other than for Good Reason, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 hereof will immediately cease, and the Company will pay Executive, and Executive will be entitled to the same compensation and rights specified in Section 5.1 hereof.

5.3           Termination by the Company Without Cause.  The Company may terminate the employment of Executive hereunder without Cause upon at least 30 days written notice to Executive.  An election by the Company not to extend the Term pursuant to Section 1 hereof shall be deemed to be a termination of employment by the Company without Cause at the expiration of the then-current Term.  At the time Executive’s employment is terminated by the Company (i.e., at the expiration of such notice period), the Term will terminate, all remaining obligations of the Company, the Parent and Executive under Sections 1 through 3 hereof will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)
Continuation of (a) the Executive’s Annual Salary, determined as of the date of the Executive’s termination, and (b) reimbursements to the Executive for the Executive Specific Benefits for a period of twelve (12) months, commencing as of the date of the Executive’s termination;

(iii)
For a period of twelve (12) months, commencing as of the date of the Executive’s termination, the Company will provide for the Executive’s continued participation in the Company group life, hospitalization, medical and disability benefit plans in which the Executive was enrolled immediately prior to his termination.  Continued participation in such plans will be on the same terms as applicable to other executives of the Company and will be in accordance with the terms of such plans.  The continuation of benefits provided for herein will be concurrent with the Executive’s COBRA continuation rights; and

(iv)	All other rights under any other compensatory or benefit plan shall be governed by such plan.

Payments and benefits under this Section 5.3 are subject to Section 5.6 hereof.

5.4           Termination by Executive for Good Reason.  Executive may terminate his employment hereunder for Good Reason upon 30 days written notice to the Company which notice must be given within 90 days of the occurrence of the condition that is the basis for such Good Reason; provided, however, that, if the basis for such Good Reason is correctible and the Company has corrected the basis for such Good Reason within 30 days after receipt of such notice, Executive may not then terminate his employment for Good Reason with respect to the matters addressed in the written notice, and therefore Executive’s notice of termination will automatically become null and void.  At the time Executive’s employment is terminated by Executive for Good Reason (i.e., at the expiration of such notice period), the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)
Continuation of (a) the Executive’s Annual Salary, determined as of the date of the Executive’s termination, and (b) reimbursements to the Executive for the Executive Specific Benefits for a period of twelve months, commencing as of the date of the Executive’s termination;

(iii)
For a period of twelve (12) months, commencing as of the date of the Executive’s termination, the Company will provide for the Executive’s continued participation in the Company group life, hospitalization, medical and disability benefit plans in which the Executive was enrolled immediately prior to his termination.  Continued participation in such plans will be on the same terms as applicable to other executives of the Company and will be in accordance with the terms of such plans.  The continuation of benefits provided for herein will be concurrent with the Executive’s COBRA continuation rights;

(iv)
All equity awards held by Executive at termination shall become vested and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; and

(v)	All other rights under any other compensatory or benefit plan shall be governed by such plan.

Payments and benefits under this Section 5.4 are subject to Section 5.6 hereof.

If any payment or benefit under this Section 5.4 is based on Annual Salary or other level of compensation or benefits at the time of Executive’s termination and if a reduction in such Annual Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Annual Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 5.4.

5.5           Other Terms Relating to Certain Terminations of Employment.  In the event Executive’s employment terminates for any reason set forth in Section 5.2 through 5.4 hereof, Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 5 (except without duplication of payments or benefits, including in the case of the Annual Cash Incentive in lieu of which amounts are paid hereunder).  Except as otherwise provided under Section 5.6 hereof, amounts payable under this Section 5 following Executive’s termination of employment will be paid in a single lump sum as promptly as practicable after the Executive’s execution of the release provided in accordance with Section 7.6 hereof and the lapse of the any revocation period of such release and, in any event, within 2 ½ months after the end of the year in which employment terminates.

5.6           Limitations Under Code Section 409A.  Anything in this Agreement to the contrary notwithstanding, if (i) on the date of termination of Executive's employment with the Company or a Subsidiary, any of the Company’s shares of beneficial interest are publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (ii) if Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (iii) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (iv) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such termination, the Executive would receive any payment that, absent the application of this Section 5.6, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six (6) months and one day after the Executive's termination date, (2) the Executive's death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).  Each continuation payment of the Executive’s Annual Salary, as described in Sections 5.3 and 5.4, shall constitute a separate, individual payment for purposes of Code Section 409A.

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

6.           Definitions Relating to Termination Events.

                6.1         “Cause”.  For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)	commission of a felony or a crime involving moral turpitude;

(ii)	commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or affiliates;

(iii)
continued failure to substantially perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness) or any material violation of Company policy, which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties or violated Company policy; or

(iv)	a material breach of this Agreement.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until (i) Executive shall have been given notice within 90 days of the occurrence of the condition that is the basis for such Cause and (ii) there shall have been delivered to Executive a copy of the resolution duly adopted by a majority vote of the independent members of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.

6.2           “Company policy” means any written policy of the Company or any of its affiliates, including but not limited to the Parent.

6.3           “Compensation Accrued at Termination”.  For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)
The unpaid portion of Annual Salary at the rate payable, in accordance with Section 3.1 hereof, at the date of Executive’s termination of employment, pro rated through such date of termination, payable in accordance with the Company’s regular pay schedule;

(ii)
Except as otherwise provided in this Agreement, all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements (including any earned and vested Annual Cash Incentive and accrued but unused vacation) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii)
Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 3.7 hereof, in accordance the Company’s reimbursement policies as in effect at the date of such termination.

6.4           “Disability”.  For purposes of this Agreement, “Disability” means the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code and other applicable law.

6.5           “Good Reason”.  For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof:

(i)
The assignment to Executive of duties materially inconsistent with Executive’s position and status hereunder, or an alteration, materially adverse to Executive, in the nature of Executive’s duties, responsibilities, and authorities, Executive’s positions or the conditions of Executive’s employment from those specified in Section 2 or otherwise hereunder (other than inadvertent actions which are promptly remedied); except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, as a result of Executive’s death, or as a result of action by or with the consent of Executive;

(ii)
a material reduction by the Company in Executive’s Annual Salary or the payment of earned Annual Incentives in amounts materially less than specified under or otherwise not in conformity with Section 3 hereof; or

(iii)	the relocation of Executive’s principal office to a location that is more than fifty (50) miles from the Company’s current office in Orlando, Florida.

7.           Discoveries and Works; Confidentiality; Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.

7.1           Discoveries and Works.  The Executive understands and agrees that any and all Confidential Information (as hereinafter defined) of the Company and its affiliates which he has access to, uses or creates during his employment with the Company is and shall at all times remain the sole and exclusive property of the Company, and the Executive further agrees to assign to the Company any right, title or interest he may have in such Confidential Information. The Executive also agrees that, if he is asked by the Company (at its expense), he will do all things and sign all necessary documents reasonably necessary in the opinion of the Company to eliminate any ambiguity as to the right of the Company in such Confidential Information including but not limited to providing his full cooperation to the Company in the event of any litigation to protect, establish or obtain such rights of the Company.

The Executive understands that this Section 7.1 does not waive or transfer his rights to any invention for which no equipment, supplies, facility or trade secret or Confidential Information was used and which was developed entirely on his own time, unless the invention relates to the business of the Company, or to the Company's actual demonstratively anticipated research or development, or the invention results from any work that he performed for the Company during the term of his employment relationship with the Company.

The Executive hereby assigns and transfers to the Company, its successors, legal representatives and assigns, his entire right, title, and interest in and to any and all present and future works of authorship, inventions, know-how, confidential information, proprietary information, or trade secrets resulting from work done by him on behalf of the Company and its affiliates (collectively, the “Intellectual Property”).  The Executive agrees to waive all moral rights relating to the Intellectual Property developed or produced, including without limitation any and all rights of identification of authorship, any and all rights of approval, restriction or limitation on use or subsequent modifications and any and all rights to prevent any changes prejudicial to his honor or reputation.  The Executive further agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its rights in the Intellectual Property, such assistance to be provided at the Company’s expense, but without any additional compensation to the Executive.

7.2           Confidential Information.  The Executive acknowledges that, during the course of his employment with the Company, the Executive may receive special training and/or may be given access to or may become acquainted with Confidential Information (as hereinafter defined) of the Company. As used in this Section 7, “Confidential Information” of the Company means all trade practices, business plans, price lists, supplier lists, customer lists, marketing plans, financial information, software and all other compilations of information which relate to the business of the Company, or to any of its subsidiaries or affiliates, and which have not been disclosed by the Company to the public, or which are not otherwise generally available to the public.

The Executive acknowledges that the Confidential Information of the Company, as such may exist from time to time, are valuable, confidential, special and unique assets of the Company and its subsidiaries and affiliates, expensive to produce and maintain and essential for the profitable operation of their respective businesses. The Executive agrees that, during the course of his employment with the Company, or at any time thereafter, he shall not, directly or indirectly, communicate, disclose or divulge to any Person (as such term is hereinafter defined), or use for his benefit or the benefit of any Person, in any manner, any Confidential Information of the Company or its subsidiaries or affiliates acquired during his employment with the Company or any other confidential information concerning the conduct and details of the businesses of the Company and its subsidiaries and affiliates, except as required in the course of his employment with the Company or as otherwise may be required by law.  Solely for purposes of this Section 7, “Person” shall mean any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, governmental agency or political subdivision and “the Company” shall mean the Company, the Parent and all of the direct and indirect subsidiaries of the Parent.

All documents relating to the businesses of the Company and its affiliates including, without limitation, Confidential Information of the Company and its affiliates, whether prepared by the Executive or otherwise coming into the Executive's possession, are the exclusive property of the Company and such respective subsidiaries, and must not be removed from the premises of the Company, except as required in the course of the Executive's employment with the Company. The Executive shall return all such documents (including any copies thereof) to the Company when the Executive ceases to be employed by the Company or upon the earlier request of the Company or the Board.

7.3           Noncompetition.  During the Term of this Agreement (including any extensions thereof) and for a period of one (1) year following the termination of the Executive's employment under this Agreement for any reason, the Executive shall not, except with the Company's express prior written consent, directly or indirectly, in any capacity, for the benefit of any entity or person (including the Executive):

(i)
Become employed by, own, operate, manage, direct, invest in (except through a mutual fund), or otherwise, directly or indirectly, engage in, or be employed by, any entity or person (in a capacity that is the same as or similar to any of his capacities for the Company while employed by it) which competes with the Business (as hereinafter defined).  For purposes of this Agreement, “Business” shall mean any business or activity that directly competes with any business of the Company (or any of its successors) in a significant and material manner at any location within any Standard Metropolitan Statistical Area (as determined by the Census Bureau, Department of Commerce, United States Government) in which is located any office of the Company.

(ii)
Divert or take away any customer or client of the Company, or any of its subsidiaries, or solicit, service, or promote a competing service that competes with the Business to any customer, client or employee of the Company, its subsidiaries or any of its respective businesses.

(iii)	Solicit or hire any employee of the Company, or any of its subsidiaries.

7.4           Cooperation With Regard to Litigation.  Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations.  The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance and if such cooperation is provided more than one (1) year after Executive’s termination of employment.

7.5           Non-Disparagement.  Executive shall not, at any time during the Term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Board or Executive’s successor in office, or other executive officers of the Company, make any such statements or representations regarding Executive.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or his successor or members of the Board or other executive officers of the Company from making truthful statements that are required by applicable law, regulation or legal process.

7.6           Release of Employment Claims.  Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 4 and 5 herein (other than Compensation Accrued at Termination), that he will execute a general release in substantially the form attached hereto as Exhibit A within thirty (30) days after termination of employment.

7.7           Forfeiture of Outstanding Restricted Shares and Other Equity Awards.  The provisions of Sections 4 and 5 notwithstanding, if Executive fails to comply with the restrictive covenants under Sections 7.1 – 7.3 hereof, all equity awards granted by the Company at and after the Effective Date and then held by Executive or a transferee of Executive shall be immediately forfeited and thereupon such equity awards shall be cancelled.  Notwithstanding the foregoing, Executive shall not forfeit any equity award unless and until there shall have been delivered to him, within six months after the Board (i) had knowledge of conduct or an event allegedly constituting grounds for such forfeiture and (ii) had reason to believe that such conduct or event could be grounds for such forfeiture, a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such forfeiture and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive has engaged in conduct set forth in this Section 7.7 which constitutes grounds for forfeiture of Executive’s options and equity awards; provided, however, that if any option is exercised or equity award is settled after delivery of such notice and the Board subsequently makes the determination described in this sentence, Executive shall be required to pay to the Company an amount equal to the difference between the aggregate value of the shares acquired upon exercise of the award at the date of the Board determination and the aggregate exercise price paid by Executive and an amount equal to the fair market value of the shares delivered in settlement of the equity award at the date of such determination (net of any cash payment for the shares by Executive).  Any such forfeiture shall apply to such awards notwithstanding any term or provision of any agreement.  In addition, equity awards granted to Executive on or after the Effective Date, and gains resulting from the exercise of such equity awards and settlement of such equity awards, shall be subject to forfeiture in accordance with the Company’s standard policies relating to such forfeitures and clawbacks, as such policies are in effect at the time of grant of such equity awards.

7.8           Survival. The provisions of this Section 7 shall survive the termination of the Term and any termination or expiration of this Agreement.

7.9           Remedies.  Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach and notwithstanding Section 8 hereof the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 8 hereof. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 7, including but not limited to the recovery of damages from Executive.  Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 8 hereof, that willful actions by Executive have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or material fraud against the Company, then the Company, or its successor, as appropriate, may recover all of any award or payment made to Executive, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment and Executive agrees to repay and return such awards and amounts to the Company within 30 calendar days of receiving notice from the Company that the Board has made the determination referenced above and accordingly the Company is demanding repayment pursuant to this Section 7.9. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.

8.           Governing Law; Disputes; Arbitration.

8.1           Governing Law.  This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Maryland without regard to conflicts of law principles.  If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement.  The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof.  If any court determines that any provision of this Agreement is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.

8.2           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Florida by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of Florida, (ii) any of the courts of the State of Florida, or (iii) any other court having jurisdiction.  The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied.  The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum.  The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 8.  Notwithstanding any provision in this Section 8, Executive shall be paid compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

8.3           Interest on Unpaid Amounts.  Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 8 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

8.4           LIMITATION ON LIABILITIES.  IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE CONSEQUENTIAL DAMAGES AND PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN THIS SECTION 8 WOULD PROVIDE OTHERWISE.

8.5           WAIVER OF JURY TRIAL.  TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  This provision is subject to Section 8.2 hereof, requiring arbitration of disputes hereunder.

9.             Miscellaneous.

9.1           Integration.  This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by the Company, any parent or predecessor company, and the Company’s subsidiaries during the Term, including, but not limited to, the Consulting Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto.  Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.

9.2           Successors; Transferability.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition.  Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement.  Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 9.3 hereof.

9.3           Beneficiaries.  Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.

9.4           Notices.  Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:
If to the Company:

American Rental Management Company
222 Smallwood Village Center
St. Charles, MD 20602

With a copy to:

Daniel M. LeBey, Esquire
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219

If to Executive:

Stephen K. Griessel
At the address on file with the Company

If the parties by mutual agreement supply each other with fax numbers or e-mail addresses for the purposes of providing notice by facsimile or e-mail, respectively, such notice shall also be proper notice under this Agreement.  In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.

9.5           Reformation.  The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

9.6           Headings.  The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

9.7           No General Waivers.  The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions.  No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

9.8           Offsets; Withholding.  The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity.  The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 4 and 5, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.

9.9           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

9.10           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.11           Due Authority and Execution.  The execution, delivery and performance of this Agreement have been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

9.12           Representations of Executive.  Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder.  In the event of a breach of such representation or warranty on Executive’s part or if there is any other legal impediment which prevents him from entering into this Agreement or performing all of his obligations hereunder, the Company shall have the right to terminate this Agreement forthwith in accordance with the same notice and hearing procedures specified above in respect of a termination by the Company for Cause pursuant to Section 5.1 hereof and shall have no further obligations to Executive hereunder.  Notwithstanding a termination by the Company under this Section 9.12, Executive’s obligations under Sections 7 and 8 shall survive such termination.

10.           D&O Insurance and Indemnification.

The Company will maintain directors’ and officers’ liability insurance during the Term and for a period of six years thereafter, covering acts and omissions of Executive during the Term, on terms substantially no less favorable than those in effect on the Effective Date.   To the fullest extent permitted under applicable law, the Company shall indemnify, defend and hold the Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, “Damages”) directly or indirectly arising out of or relating to the Executive discharging the Executive’s duties hereunder on behalf of the Company and/or its respective subsidiaries and affiliates, so long as the Executive acted in good faith within the course and scope of the Executive’s duties with respect to the matter giving rise to the claim or Damages for which the Executive seeks indemnification.  The Company also shall advance expenses for which indemnification may be ultimately claimed as such expenses are incurred to the fullest extent permitted under applicable law, subject to any requirement that Executive provide an undertaking to repay such advances if it is ultimately determined that Executive is not entitled to indemnification; provided, however, that any determination required to be made with respect to whether Executive’s conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and the Company’s governing documents or other agreement shall be made by independent counsel mutually acceptable to Executive and the Company (except to the extent otherwise required by law).  This Section 10 shall survive the termination of the Term and any termination of the Agreement until such time as no indemnifiable liability can be lawfully asserted against Executive.  For purposes of this Section 10, “the Company” shall mean the Company, the Parent and all of the direct and indirect subsidiaries of the Parent

11.           Certain Definitions.  For purposes of this Agreement:

(a)           an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

(b)           A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

AMERICAN RENTAL MANAGEMENT COMPANY

By: /s/ Matthew M. Martin
Name: Matthew M. Martin
Title: Chief Financial Officer

AMERICAN COMMUNITY PROPERTIES TRUST

By: /s/ Matthew M. Martin
Name: Matthew M. Martin
Title: Chief Financial Officer

By: /s/ Stephen K. Griessel
Name: Stephen K. Griessel

EXHIBIT A 1

GENERAL RELEASE

For and in consideration of the payments and other benefits due to Stephen K. Griessel (the “Executive”) pursuant to the Amended and Restated Employment Agreement dated as of April 30,  2009 (the “Employment Agreement”), by and among American Rental Management Company, a Delaware corporation (the “Company”), American Community Properties Trust, a Maryland real estate investment trust (the “Parent”) and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, the Parent or any of their respective divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release.  Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans.  Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under the Employment Agreement, any share option, share award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; (ii) rights to indemnification the Executive may have under the Employment Agreement or a separate agreement entered into with the Company; or (iii) rights Executive may have as a shareholder, unit holder or prior member of the operating partnership.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.  Section 8 of the Employment Agreement shall apply to this Release.

Date: May 14, 2009                                    By: /s/ Stephen K. Griessel

Date: May 14, 2009                                   By: /s/ Matthew M. Martin
                            American Rental Management Company

Date: May 14, 2009                                  By: /s/ Matthew M. Martin
                                           American Community Properties Trust

[1]	This release may be amended by the Company to reflect new laws and changes in applicable laws.